Exhibit 99.1

[GREENPOINT MORTGAGE FUNDING, INC. LETTERHEAD]

January 31, 2005

TO ALL PARTIES LISTED ON SCHEDULE A

ATTACHED HERETO:

RE:	GreenPoint Home Equity Loan Trust (Series 2004-1);
Annual Statement as to Compliance by the Servicer

Ladies and Gentlemen:

Pursuant to Section 3.09 of the Sale and Servicing Agreement and Section 4(f) of the Underwriting Agreement with respect to the above-referenced offering, the undersigned officer of GreenPoint Mortgage Funding, Inc. (as “Servicer”) hereby certifies as to the following (capitalized terms have the meanings used in the Sale and Servicing Agreement):

1.	a review of the activities of the Servicer and its performance under the Sale and Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.	to the best knowledge of the undersigned officer, based on such review, the Servicer has fulfilled all of its material obligations under the Sale and Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Servicer’s material obligations throughout such period, except in connection with the servicing of the Mortgage Loans by the Servicer, in certain circumstances the mortgage interest rate changes on certain Mortgage Loans were not adjusted at the appropriate date in accordance with the Mortgagor’s loan documents. This resulted in the Mortgagor being overcharged for the period from the interest rate change until the correct effective date, which was the first day of the following month. As a result, more interest was collected for distribution in certain Collection Periods than would otherwise be the case. The number of Mortgage Loans not adjusted at the appropriate date was 2,436, with a total overcharge of approximately $43,000.43. No reimbursement of these overcharges which were paid to the Trust Fund will be requested by the Servicer. This error was identified by Management and the systemic issue that caused the incorrect calculation of interest was resolved prior to the issuance of this letter. All Mortgagors that were overcharged will be refunded any excess interest paid.

Very truly yours

GREENPOINT MORTGAGE FUNDING, INC.,
as Servicer

/s/ Nathan Hieter
Nathan Hieter
Senior Vice President

SCHEDULE A

JPMorgan Chase Bank

Four New York Plaza, 6th Floor

New York, New York 10004

Attention: Institutional Trust Services/Global Debt-

GreenPoint Home Equity Loan Trust 2004-1

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

Attention: Managing Director

Moody’s Investors Service, Inc.

Residential Loan Monitoring Group

99 Church Street, 4th Floor

New York, New York 10007

Standard & Poor’s

55 Water Street

New York, NY 10041

U.S. Bank Corporate Trust Services, as Owner Trustee

209 South LaSalle Street

Chicago, IL 60604

Wachovia Capital Markets, LLC

301 South College Street, 10th Floor

Charlotte, North Carolina 28288-0610

Terwin Capital LLC

3 Park Avenue, 40th Floor

New York, New York 10016